SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                              --------------------

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

                Date of Report (Date of earliest event reported):

                                   May 6, 2000

                                -----------------


                                  EPITOPE, INC.
             (Exact name of Registrant as specified in its charter)

            OREGON                          1-10492                        93-0779127
 (State or other jurisdiction             (Commission                    (IRS Employer
     of incorporation)                      File No.)                  Identification No.)

                             8505 SW Creekside Place
               Beaverton, Oregon                        97008-7108
               (Address of principal executive offices) (Zip code)

                                 (503) 641-6115
              (Registrant's telephone number, including area code)


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Item 5.        Other Events.

On May 8, 2000, Epitope, Inc. announced that the company had signed a definitive merger agreement dated as of May 6, 2000, with STC Technologies, Inc., a privately-held company based in Bethlehem, Pennsylvania. The agreement has been approved by the board of directors of each company, and is subject to typical terms and conditions, including a vote of Epitope and STC shareholders expected to take place in August 2000.

STC develops, manufactures and markets proprietary in vitro diagnostic products and medical devices for use in clinical laboratories, physician offices and workplace testing. STC is the leading supplier of oral fluid assays to the insurance risk assessment testing market and also manufactures and markets other substance-abuse testing products.

Under the terms of the agreement, STC shareholders will receive Epitope common stock in the merger. The total number of Epitope shares to be issued will be based on the average closing price of Epitope common stock over a 20 trading-day period prior to the completion of the merger. It is estimated that Epitope would issue a total of 20 million shares to holders of STC shares and options, and that Epitope shareholders would own, on a fully diluted basis, approximately 50 percent of the shares of the combined company at the time the merger is effected.

The actual number of shares to be issued in the merger will be determined as follows: (i) 25 million shares if the average Epitope stock price is between $6 and $8 per share, (ii) Epitope stock worth $200 million if the average Epitope stock price is between $8 and $10 per share, (iii) 20 million shares if the average Epitope stock price is between $10 and $13 per share, and (iv) Epitope stock worth $260 million if the average Epitope stock price is above $13 per share.

On a proforma basis, the new company will have close to $20 million in cash, trailing 12-month revenues of $26.3 million, a gross margin of 65%, and a net loss of $4.1 million. Combining operations is expected to result in at least $2 million in savings due to cost synergies from the consolidation of duplicate overhead and consolidation of certain manufacturing operations. For the 12 months ended March 31, 2000, STC Technologies posted revenues of $14.8 million and a net loss of $1.0 million.

The merger will be tax free to the shareholders of both companies and is expected to be accounted for as a pooling of interests.

Holders of approximately 52 percent of the outstanding STC shares have given irrevocable proxies to vote in favor of the merger.

This report contains forward-looking statements. Actual results could be significantly different. Factors that could affect results include those relating to the proposed merger, including failure to achieve expected synergies, failure to obtain required regulatory or shareholder approval, and unexpected liabilities resulting from the two companies' operations prior to or after the merger occurs. Other factors that could affect results include loss of key personnel; failure to comply with regulations of the FDA or other regulatory agencies; obstacles to international marketing of


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products;  loss or impairment of sources of capital;  ability to develop product distribution channels; ability to develop new products; development of competing products; market acceptance of oral fluid testing products; and changes in international, federal or state laws or regulations. Although forward-looking statements help to provide complete information about future prospects, readers should keep in mind that forward-looking statements are much less reliable than historical information. Readers are cautioned not to place undue reliance on forward-looking statements, and are encouraged to review the risk factors discussed in Epitope's Annual Report on Form 10-K for the fiscal year ended September 30, 1999.

ADDITIONAL INFORMATION AND WHERE TO FIND IT:

Epitope plans to file a Registration Statement on SEC Form S-4 in connection with the merger and to mail a Proxy Statement/Prospectus to Epitope and STC shareholders containing information about the merger. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when they are available. The Registration Statement and the Proxy Statement/Prospectus will contain important information about Epitope, STC, the merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the U.S. Securities and Exchange Commission at http//www.sec.gov.

Epitope files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements and other information filed by Epitope at the SEC public reference rooms at 450 Fifth St., N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York and Chicago. Please call the Commission at 800/SEC-0330 for further information on public reference rooms. Copies of Epitope's filings with the Commission also are available to the public from commercial document-retrieval services and may be obtained for free at the web site maintained by the Commission at http//www.sec.gov, or by writing Epitope at: Epitope Investor Relations, 8505 SW Creekside Place, Beaverton, Oregon 97008.

Epitope, its directors, executive officers and certain members of management and employees may be soliciting proxies from Epitope shareholders in favor of the approval of the merger agreement. A description of any interests, direct or indirect, that Epitope's directors and executive officers have in the merger will be included in the Proxy Statement/Prospectus.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

               (a)    Not applicable.

               (b)    Not applicable.

               (c)    Exhibits.

The exhibits filed herewith are listed in the exhibit index following the signature page of this report.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            EPITOPE, INC.


Dated:  May 9, 2000                         By: /s/ Charles E. Bergeron
                                            Charles E. Bergeron
                                            Chief Financial Officer


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                                  EXHIBIT INDEX

2 Agreement and Plan of Merger dated as of May 6, 2000, by and among the registrant, STC Technologies, Inc., and Edward Merger Subsidiary, Inc.

99      Press release dated May 8, 2000